RAIT FINANCIAL TRUST
2012 INCENTIVE AWARD PLAN
Share Award Grant Agreement

This is a Share Award dated as of May 23, 2016 (the “Date of Grant”) from RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), to Scott L.N. Davidson (“Participant” and, together with the Company, the “Parties”), under the terms of the RAIT Financial Trust 2012 Incentive Award Plan (the “Plan”).

1. Defined Terms. Except as set forth below, all capitalized terms shall have the respective meaning as set forth thereto in Section 1.02 of the Plan.

(a) “Disability” shall mean the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as provided in Code section 409A(a)(2)(C) and Treas. Reg. § 1.409A-3(i)(4).

(b) “Share Award” means the One Hundred Sixty One Thousand Two Hundred Ninety (161,290) Common Shares which are the subject of this Grant.

(c) “Restriction Period” means, with respect to each Common Share which is the subject of this Grant, the period beginning on the Date of Grant and ending on the applicable Vesting Date.

(d) “Vesting Date” means the date on which the Participant has a non-forfeitable right to the Common Shares and related dividends subject to this Share Award following the lapse of all restrictions set forth in Section 4.

2. Grant of Share Award. Subject to the terms and conditions set forth herein, the Company hereby grants to Participant the Share Award and Participant hereby acknowledges the restrictions on the Share Award. This Share Award is in addition to Share Awards previously made to Participant. This Share Award is for the specific purpose of providing appropriate incentives for the retention of the Participant beyond the current term of his Employment Agreement (originally executed January 24, 2014). The Share Award is subject to the terms and conditions of the Plan now in effect and as they may be amended from time to time in accordance with the Plan. The terms and conditions of the Plan are and automatically shall be incorporated herein by reference and made a part hereof.

3. Restrictions on Share Award and Related Dividends. Subject to the terms and conditions set forth in the Plan and herein and notwithstanding any other agreement to which the Participant is a party, during the Restriction Period, Participant shall not be permitted to sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Common Shares and related dividends subject to this Share Award. The Company or its transfer agent, American Stock Transfer & Trust Company, LLC or any successor thereto (“Transfer Agent”), shall maintain a record of uncertificated Common Shares and related dividends subject to this Share Award during the Restriction Period. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition (each, a “Disposition”) of any Common Shares and related dividends subject to this Share Award in violation of this Share Award shall be void and of no effect, and the Company (or Transfer Agent, as appropriate) shall have the right to disregard any such Disposition on its books and records, to issue (or execute) “stop transfer” instructions and/or take such other action as the Company deems necessary or advisable to enforce the restrictions in this Share Award.

4. Vesting.

(a) General. Subject to Section 5, the restrictions set forth in Section 3 on the Share Award shall lapse with respect to the following portion of Common Shares and related dividends subject to the Share Award: (i) one quarter (1/4) immediately on the Date of Grant, (ii) one quarter (1/4) on the first anniversary of the Date of Grant; (iii) one quarter (1/4) on the second anniversary of the Date of Grant; and (iv) one quarter (1/4) on the third anniversary of the Date of Grant; provided, however, that all such restrictions will also lapse if and when the Participant’s separation from service for “Good Reason” described in Section 4(b) occurs. The date on which the restrictions lapse for a particular portion of the Share Award and related dividends shall be the Vesting Date for such portion. If the foregoing vesting schedule would produce fractional Common Shares, the number of Common Shares that are vested shall be rounded down to the nearest whole Restricted Unit; provided, however, that on the final vesting date, the number of Common Shares vesting shall be adjusted to the extent necessary so that 100% of the Share Award shall have vested. On or before the thirtieth (30th) day following each Vesting Date, the Company will direct the Transfer Agent to note that the restrictions on the applicable Common Shares subject to this Share Award arising out of this Share Award have lapsed.

(b) Good Reason. The above notwithstanding, Participant shall be deemed to have separated from service for “Good Reason” and all unvested Common Shares under this Share Award shall become fully vested in the event that (i) the Participant and the Company cannot agree during the Negotiation Period (defined below) upon the terms and conditions of a three-year extension of the Participant’s term of employment by the Company which shall otherwise be on terms substantially similar to those in the Employment Agreement, which agreement shall be evidenced by entering into an amendment of the Employment Agreement, entering into a new agreement of employment or services or by other mutually agreed upon method(s); (ii) the Participant negotiates in good faith and with honest intent to reach agreement on such terms and conditions during the Negotiation Period; and (iii) the Participant does not elect to separate from employment and all other services with the Company in the Negotiation Period and elects to separate from employment and all other services with the Company within one month following the Negotiation Period. The “Negotiation Period” shall be the period starting on the Date of Grant through and including February 28, 2017 (or such later date as is mutually agreed to by the Participant and the Company).

5. Forfeiture of Share Award(a) . If Participant’s employment or other service relationship with the Company and all Subsidiaries terminates during the Restriction Period for any reason other than death or Disability, Participant shall forfeit any remaining unvested Common Shares and related dividends subject to the Share Award as of the date of such termination of employment or other service relationship. Upon a forfeiture of unvested Common Shares and related dividends subject to the Share Award as provided in this Section 5, the Share Award shall be deemed canceled and such Common Shares and dividends shall be transferred to the Company. If Participant’s employment or other service relationship with the Company and all Subsidiaries terminates during the Restriction Period as a result of death or Disability, the restrictions on the unvested Share Award shall lapse as of the date of such termination of employment or other service relationship.

6. Lapse of Restrictions. Upon the lapse of the Restriction Period with respect to the applicable Common Shares and related dividends subject to this Share Award, the Participant’s ability to hold, sell, transfer, pledge, assign or otherwise encumber the stock and dividends shall be unrestricted subject to the tax withholding requirements set forth in Paragraph 10(c).

7. Dividends, Voting and Recapitalization.

(a) Dividends. Pursuant to Section 5.06 of the Plan, Participant shall be entitled to dividends attributable to Common Shares subject to this Share Award as follows:

(i) Dividends on Vested Common Shares. With respect to Common Shares subject to this Share Award that have vested under Section 4, if any dividends are paid with respect to the Common Shares, Participant shall have the right to receive such dividends paid on such vested Common Shares in such amount and at such times as received by all other shareholders of the Company.

(ii) Dividends on Unvested Common Shares. With respect to Common Shares subject to this Share Award that have not vested under Section 4, if any dividends are paid with respect to the Common Shares, the Participant shall receive a credit to the Participant’s Share Award dividend account equal to the value of the cash dividends that would have been distributed if the unvested Common Shares at the time of the payment date of the relevant cash dividend were vested Common Shares. Within thirty (30) days following the Vesting Date of any unvested Common Shares, a cash payment will be paid to the Participant by the Company equal to the value of the aggregate amount of cash credited to the Participant’s Share Award dividend account for the corresponding unvested Common Shares that vested as of the Vesting Date. No interest shall accrue with respect to any cash amounts credited to the Participant’s Share Award dividend account. If any unvested Common Shares are forfeited for any reason prior to the Vesting Date, the aggregate amount credited to the Participant’s Share Award dividend account with respect to such unvested Common Shares shall terminate and the Participant shall not have any rights with respect to any such amounts.

(b) Voting. Participant shall have the right to vote all Common Shares under this Share Award regardless of vested status while such Common Shares remain outstanding and the Participant otherwise retains such voting rights.

(c) Recapitalization. In the event of any changes in the capital stock of the Company by reason of any stock dividends, split-ups or combinations of shares, reclassifications, mergers, consolidations, reorganizations or liquidations while any Common Shares comprising the Share Award shall be subject to restrictions on transfer and forfeiture hereunder, any and all new, substituted or additional securities to which Participant is entitled shall be subject immediately to the terms, conditions and restrictions of this Award.

8. Notices. Any notice to the Company relating to this Share Award shall be addressed to the Company in care of the Chief Financial Officer of the Company at the principal office of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

9. Applicable Laws. The Company may from time to time impose any conditions on the Share Award as it deems necessary or advisable to ensure that the Award satisfies the conditions of applicable laws.

10. Tax Matters.

(a) The Common Shares and related dividends subject to this Share Award are intended to constitute property that is subject to a substantial risk of forfeiture during the Restriction Period, and subject to federal income tax in accordance with Section 83 of the Code. Section 83 of the Code generally provides that Participant will recognize compensation income with respect to each installment of the Share Award on such installment’s Vesting Date in an amount equal to the then fair market value of the shares for which restrictions have lapsed. Alternatively, Participant may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Share Award at the Date of Grant in an amount equal to the fair market value of the Share Award subject to the election on the Date of Grant. Such election must be made within 30 days of the Date of Grant and Participant shall immediately notify the Company if such an election is made. Participant should consult his or her tax advisors to determine whether a Section 83(b) election is appropriate. If Participant (after consulting with his or her tax advisors) decides to file an 83(b) election, then instructions and an election form are attached hereto as Appendix A.

(b) The grant of this Share Award is intended to be exempt from the requirements of Section 409A of the Code, and, to the extent that further guidance is issued under Section 409A of the Code after the date of this Award, the Company may make any changes to this Award as are necessary to bring this award into compliance with the applicable exemptions under Section 409A of the Code and the Treasury regulations issued thereunder.

(c) The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant, vesting or payment of the Common Shares and related dividends subject to this Share Award. The Participant may elect to satisfy any tax withholding obligation of the Company with respect to the Common Shares and related dividends subject to this Share Award by having Common Shares and related dividends subject to this Share Award withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

11. Share Award Not to Affect Employment. The Share Award granted hereunder shall not confer upon Participant any right to continue in the employment or other service relationship of the Company or any Subsidiary or affiliate of the Company.

12. Restrictions on Issuance or Transfer of Common Shares.

(a) The obligation of the Company to issue, or remove the restrictions on, Common Shares shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Common Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, such issuance or removal, the Common Shares may not be issued or such restrictions removed in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Common Shares and the payment of cash to the Participant pursuant to this Agreement are subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b) The Participant agrees to be bound by the Company’s policies regarding the transfer of the Common Shares subject to this Share Award and understands that there may be certain times during the year in which the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Common Shares.

13. Miscellaneous.

(a) Binding Effect. Subject to the limitations set forth herein, this Award shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legal representatives, successors and assigns.

(b) Entire Agreement; Amendments. This Award and the Plan constitute the entire agreement between the parties with respect to the Award and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(c) Counterparts. This Award may be executed in one or more counterparts, both of which taken together shall constitute one and the same agreement.

(d) Governing Law. This Award shall be governed and construed and the legal relationships of the parties determined in accordance with the internal laws of the State of Maryland.

(e) Severability. In the event that any provision in this Award shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Award.

(f) Section Headings. The captions and section headings of this Award are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

RAIT FINANCIAL TRUST

By:	/s/ James J. Sebra

Name: James J. Sebra Title: Chief Financial Officer and Treasurer

ACKNOWLEDGMENT

The Participant acknowledges receipt of the Share Award, a copy of which is attached hereto; represents that he or she has read and is familiar with the terms and provisions thereof; hereby accepts this Share Award subject to all of the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising hereunder.

Date:	May 23, 2016	/s/ Scott L.N. Davidson

Signature of Participant Scott L.N. Davidson

Name of Participant

SECTION 83(b) ELECTIONS

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS:

1.	An 83(b) Election is Irrevocable.

2.	If you choose to make an 83(b) Election, an 83(b) Election Form must be filed with the Internal Revenue Service within 30 days after the date the Share Award is made to you. No exceptions to this rule are made.

3.	You must provide a copy of the 83(b) Election Form to the General Counsel or other designated officer of the Company. This copy should be provided to the Company at the same time that you file your 83(b) Election Form with the Internal Revenue Service.

4.	In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your tax return for the taxable year in which you received the restricted stock.

5.	If you make an 83(b) Election and later forfeit the Common Shares, you will not be entitled to a deduction with respect to the gross income you recognized under the 83(b) Election.

You are urged to consult your personal tax advisor before making an 83(b) Election to discuss the consequences thereof and consider whether such an election is advisable under the circumstances (and to complete the election form).

SECTION 83(b) ELECTION FORM

Election Pursuant to Section 83(b) of the Internal Revenue Code
to Include Property in Gross Income in Year of Transfer

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the Share Award described below and supplies the following information in accordance with the regulations promulgated thereunder:

1. The name, address, and taxpayer identification number of the undersigned are:

      -      -

2. Description of the Share Award with respect to which the election is being made: the One Hundred Sixty One Thousand Two Hundred Ninety (161,290) Common Shares of Beneficial Interest, par value of $0.03 of RAIT Financial Trust awards pursuant to the attached Share Award and the RAIT Financial Trust 2012 Incentive Award Plan.

3. Date on which the Share Award is made: May 23, 2016.

4. The taxable year of the taxpayer is 2016.

5. Nature of restrictions to which the Share Award is subject: The Share Award consists of Common Shares subject to potential forfeiture for (i) failure to remain employed by the Company during the Restriction Period; or (ii) failure to comply with the restrictions and conditions of the Share Award and the Plan.

6. The fair market value of a Common Share on the Date of Grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is: $3.10, the NYSE per Common Share closing price on the Date of Grant. The cumulative fair market value of Common Shares subject to this Grant Award is $499,999.00 (2. multiplied by 6.).

7. The taxpayer did not pay any amount for these shares.

8. A copy of this statement was furnished to RAIT Financial Trust, for whom taxpayer rendered the services underlying the transfer of such property.

Date:	Name: